FOR IMMEDIATE RELEASE

Alpha Announces 2026 Domestic Sales Commitments

BRISTOL, Tenn., November 25, 2025 – Alpha Metallurgical Resources, Inc. (NYSE: AMR), a leading U.S. supplier of metallurgical products for the steel industry, today announced its 2026 domestic sales commitments.

Alpha has committed approximately 3.6 million tons of metallurgical coal to domestic customers at an average price of $136.75 per ton.

“With negotiations now complete, we are pleased to have roughly 3.6 million tons of met coal committed for shipment to domestic customers in the 2026 calendar year,” said Andy Eidson, Alpha’s chief executive officer. “The total tonnage, at an average pricing of $136.75 per ton, includes a very small amount of carryover tons from 2025. As usual, we remain open to the possibility of contracting additional tons as needed, but we are pleased to have our domestic tonnage finalized for 2026.”

About Alpha Metallurgical Resources

Alpha Metallurgical Resources (NYSE: AMR) is a Tennessee-based mining company with operations across Virginia and West Virginia. With customers across the globe, high-quality reserves and significant port capacity, Alpha reliably supplies metallurgical products to the steel industry. For more information, visit www.AlphaMetResources.com.

Forward-Looking Statements

This news release includes forward-looking statements. These forward-looking statements are based on Alpha's expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Alpha’s control. Forward-looking statements in this news release or elsewhere speak only as of the date made. New uncertainties and risks arise from time to time, and it is impossible for Alpha to predict these events or how they may affect Alpha. Except as required by law, Alpha has no duty to, and does not intend to, update or revise the forward-looking statements in this news release or elsewhere after the date this release is issued. In light of these risks and uncertainties, investors should keep in mind that results, events or developments discussed in any forward-looking statement made in this news release may not occur. See Alpha’s filings with the U.S. Securities and Exchange Commission for more information.

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